Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment dated April 26, 2010 (the “Amendment”) to the Employment Agreement (the “Agreement”) dated August 20, 2008, by and between Republic First Bank (the “Bank”), a wholly owned subsidiary of Republic First Bancorp, Inc. (the “Company”), and Andrew J. Logue (“Employee”).

WHEREAS, the parties thereto desire to change the scope and certain terms of the Agreement.

NOW, THEREFORE, in consideration of their mutual promises set forth below and intending to be legally bound hereby, the parties agree as follows:

1.           Section 1 of the Agreement is deleted and the following inserted in its place:

The Bank hereby employs the Employee as President and Chief Operating Officer of the Bank, effective upon the execution of this Amendment, or as soon as practicable hereafter following the receipt of any applicable regulatory approvals.  Employee agrees and accepts such position, subject to the general supervision, advice and direction of the Chief Executive Officer of the Bank and further subject to the terms and conditions of the Agreement and this Amendment thereto.  If Employee’s promotion by the Bank does not promptly receive all applicable regulatory approvals, this Amendment will be void ab initio.

2.           The first sentence of Section 2 is deleted and the following inserted in its place:

Employee shall perform such duties customarily performed by the President and Chief Operating Officer, and such additional duties as may be assigned from time to time by the Chief Executive Officer of the Bank.

3.           Section 3A is deleted and the following inserted in its place:

Base Salary.  Employee shall receive a base salary at the rate of $265,000 per annum payable in equal installments in accordance with Bank’s usual practice, to be reviewed annually by the Board of Directors of the Bank (the “Board”).

4.           The following sentence is added to Section 4:

In addition to the option grant in the Agreement, and subject to the approval of the Compensation Committee of the Board of Directors of the Company, Employee shall be entitled to a grant of options to purchase an additional 20,000 shares of the Company’s common stock at the price approved by the Compensation Committee and in accordance with the terms of the Company’s Amended and Restated Stock Option Plan and Restricted Stock Plan and the Company’s policy for granting options to officers and employees.

IN WITNESS WHEREOF, the Bank has caused this Amendment to the Agreement to be executed by its duly authorized officer, and Employee has executed this Amendment to the Agreement, in each case on April 26, 2010.

Date: May 3, 2010	BANK:

	By:	/s/ Harry D. Madonna Harry D. Madonna
President and Chief Executive Officer

Date: May 3, 2010	EMPLOYEE:

/s/ Andrew J. Logue